Exhibit 10.8

April 25, 2013

Dear: Rajiv Mirani,

Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.	Position. You will start in a full-time position as the VP of Engineering and you will initially report to the Company’s CEO. Your primary duties will be development of Nutanix’s software products. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

Your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, as required by law and also upon the successful completion of a background check and/or reference check. Should the Company choose to undertake a background investigation and reference check in accordance with applicable law, this investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. Refer to the attached Background Check Disclosure and Authorization for important disclosures and a written authorization form.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

2.	Compensation. You will be paid a starting salary at the rate of $220,000 per year, payable Semi-monthly on the Company’s regular payroll dates, and in accordance with the Company’s normal payroll procedures.

3.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

Nutanix Inc 1740 Technology Drive, Suite 400 San Jose, CA 95110 Ph: 408.520.0520

www.nutanix.com

4.	Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 500,000 shares of the Company’s common stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Stock Plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. You will vest in [25]% of the option shares on the [12]-month anniversary of your vesting commencement date and [1/48th] of the total option shares will vest in monthly installments thereafter subject to your continuous service with the Company, as described in the applicable stock option agreement. The exercise price per share will be at least equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

5.	Change of Control: Notwithstanding the foregoing, in the event that your employment is terminated by the Company and such termination is (A) upon or within 6 months following a Triggering Event (as defined in the Plan) and (B) by the Company for any reason other than Cause (as defined in the Plan), and provided you comply with the Conditions (as defined below), then 50% of the unvested number of shares subject to the Option will immediately vest and become exercisable as of the date of such termination; provided, that if (1) during your service with the Company, a Triggering Event occurs, and (2) the Option is not assumed, substituted or otherwise continued or replaced with similar equity awards in connection with the Triggering Event (it being understood that similar equity awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Triggering Event) and (3) provided you comply with the Conditions, then 50% of the unvested number of shares subject to the Option will vest and become exercisable immediately prior to the consummation of such Triggering Event (for purposes of clarity, the foregoing is intended to ensure that, if the Option will be terminated upon the consummation of a Triggering Event, you may exercise the Option, including the accelerated portions thereof, immediately prior to, and contingent upon, the consummation of the Triggering Event) For purposes of this letter, “Conditions” will mean (i) if your service has or is terminating, you have returned all Company property in your possession within 10 days following your termination and (ii) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the form provided by the Company and such release has become effective no later than the 30 the day after your termination.

6.	Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Agreement before your first day of employment.

Nutanix Inc 1740 Technology Drive, Suite 400 San Jose, CA 95110 Ph: 408.520.0520

www.nutanix.com

7.	At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

8.	Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

10.	Entire Agreement. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company, and supersedes and replaces any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you.

[Signature Page Follows]

Nutanix Inc 1740 Technology Drive, Suite 400 San Jose, CA 95110 Ph: 408.520.0520

www.nutanix.com

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on April 26th, 2013.

We look forward to having you join us no later than June 3rd, 2013.

Very truly yours,

Nutanix, Inc.

By:	/s/ Dheeraj Pandey

(Signature)

Name:	Dheeraj Pandey

Title:	CEO

ACCEPTED AND AGREED:

/s/ Rajiv Mirani	(Signature)

5/7/2013	Date

Anticipated Start Date:	06/03/2013

Nutanix Inc 1740 Technology Drive, Suite 400 San Jose, CA 95110 Ph: 408.520.0520

www.nutanix.com

ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(See Attached)

Nutanix Inc 1740 Technology Drive, Suite 400 San Jose, CA 95110 Ph: 408.520.0520

www.nutanix.com